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                                                                   EXHIBIT 10.27



                          [Letterhead of Agere Systems]



February 11, 2002



Ronald D. Black
Executive Vice President, Client Systems
Agere Systems Inc.
555 Union Boulevard
Allentown, PA 18109

Dear Ron:

The purpose of this letter is to modify one of the terms of your employment letter dated February 28, 2001. In that letter, you were eligible to receive a special cash payment of $577,500 (less applicable taxes) if the spin-off of Agere Systems from Lucent Technologies did not occur prior to March 1, 2002, if you remained employed with the company.

We have agreed to modify the terms of the special payment in your employment letter as follows:

         SPECIAL PAYMENT: In order to address the unlikely possibility that the spin-off does not occur prior to March 1, 2002, which could diminish the scope of your responsibilities as Executive Vice President, Client Systems, you would be eligible to receive a cash payment of $577,500 (less applicable taxes) payable on the earlier of (a) April 1, 2003 or
         (b) your termination of employment from Agere Systems.

All of the other terms and conditions of your employment letter dated February 28, 2001 remain in full force and effect and shall apply equally to this agreement as if fully set forth in this letter.

Sincerely,

/s/ John T. Dickson



Acknowledged and Agreed to:



/s/ Ronald D. Black
-----------------------------------
Ronald D. Black
Executive Vice President, Client Systems
Agere Systems Inc.


Date: February __, 2002